EXHIBIT 99.1

Immunomedics Reports First Quarter 2019 Results and Provides Corporate Update

Agreement with Janssen Established to Co-Promote Balversa

Sacituzumab Govitecan Licensed to Everest Medicines for Greater China and Certain Asian Countries

Resubmission of Biologics License Application Targeted for Early Fourth Quarter 2019

Phase 3 TROPICS-02 Study Launched in HR+/HER2– Metastatic Breast Cancer

MORRIS PLAINS, N.J., May 09, 2019 (GLOBE NEWSWIRE) --  Immunomedics, Inc., (NASDAQ: IMMU) (“Immunomedics” or the “Company”), a leading biopharmaceutical company in the area of antibody-drug conjugates (ADC), today reported financial results for the first quarter of 2019. Please refer to the Company’s Quarterly Report on Form 10-Q for more details on the Company’s financial results.

“We have made meaningful progress in all business areas during the past three months. Significantly, we have received clarity from the FDA on the CRL and plan to resubmit the BLA in early fourth quarter of 2019. In the meantime, our salesforce is working closely with Janssen Biotech Inc. to co-promote Balversa, allowing our team to further build on its extensive experience in the oncology community. To enhance shareholder value and to continue on our path to becoming a global biopharmaceutical company, we are partnering with China-based Everest Medicines to develop and commercialize sacituzumab govitecan in Greater China, the world’s fastest growing pharmaceutical market. Finally, we have launched the registrational Phase 3 TROPICS-02 study in late-line HR+/HER2 metastatic breast cancer to potentially address a large unmet market,” said Behzad Aghazadeh, Executive Chairman of Immunomedics.

The randomized global TROPICS-02 study is expected to enroll approximately 400 patients with hormonal receptor-positive (HR+)/human epidermal growth factor receptor 2-negative (HER2–) metastatic breast cancer (mBC) who have failed at least two prior chemotherapy regimens for metastatic disease. Patients are randomized to receive either sacituzumab govitecan or physician’s choice of eribulin, capecitabine, gemcitabine or vinorelbine.

The primary endpoint will be progression-free survival with overall survival serving as secondary endpoint. The protocol also allows for an interim analysis of overall response rate (ORR) and duration of response (DoR), the results of which could support a potential accelerated approval submission.

Recent Company Highlights

  Phase 2 data with sacituzumab govitecan in metastatic triple-negative breast cancer (mTNBC) were published in the New England Journal of Medicine.1

  The Company’s sales force is co-promoting Balversa (erdafitinib) in the U.S. with Janssen Biotech Inc. until the end of March 2020. Should sacituzumab govitecan be approved for mTNBC in the U.S. before that time, Immunomedics is only required to support Balversa in second position detail.

  The Company entered into an exclusive license agreement with Everest Medicines, the largest single-asset in-licensing deal for regional China to-date, to support development, registration, and commercialization of sacituzumab govitecan for key cancer indications in Greater China, South Korea and certain Southeast Asian countries. The Company will receive a $65 million upfront payment and an additional $60 million based on the FDA approval of sacituzumab govitecan in mTNBC in the U.S., and has the potential to receive an additional $710 million, if certain milestones are achieved.

  The Company met with the FDA to discuss issues raised in the Complete Response Letter (CRL) it received in January 2019. After receiving clarity from the regulatory agency, the Company plans to resubmit its Biologics License Application in early fourth quarter of 2019 seeking the approval of sacituzumab govitecan for the treatment of patients with mTNBC who have received two prior therapies for metastatic disease.

  A registrational Phase 3 TROPICS-02 study of sacituzumab govitecan was launched in late-line HR+/HER2‒ mBC. This study could support a potential accelerated approval submission with interim results of ORR and DoR.

Results for the First Quarter of 2019
The Company had no revenues for the three months ended March 31, 2019, due primarily to the discontinued sale of LeukoScan® during the quarter ended March 31, 2018 in order for the Company to focus on its ADC business. Revenues in the comparable quarter ended March 31, 2018, were approximately $0.5 million.

Total costs and expenses were $79.6 million for the three months ended March 31, 2019, compared to $38.1 million for the comparable quarter ended March 31, 2018, due primarily to a $29.3 million increase in research and development expenses, a $6.7 million increase in general and administrative expenses, and a $5.5 million increase in sales and marketing expenses. Most of these increases were attributable to activities related to preparations for the potential approval and commercial launch of sacituzumab govitecan for patients with at least two prior lines of treatment for metastatic TNBC in the United States, and to expanded clinical development of sacituzumab govitecan into other indications.

The Company had no non-cash income or expense for the three months ending March 31, 2019, compared to a $9.8 million non-cash gain for the comparable quarter ended March 31, 2018, due to a decrease in the fair value of outstanding warrants. There were no warrants outstanding as of March 31, 2019.

Interest expense was $10.0 million for the three months ended March 31, 2019, compared to $10.9 million for the comparable quarter March 31, 2018. The decrease was due primarily to changes in the fair value of our debt balances as a result of the agreement with RPI Finance Trust.

Net loss attributable to stockholders was $87.3 million, or $0.46 per share, for the three months ended March 31, 2019, compared to $35.5 million, or $0.21 per share, for the comparable quarter ended March 31, 2018.

As of March 31, 2019, the Company had $442.7 million in cash, cash equivalents, and marketable securities, which it believes is adequate to support its clinical development plan for sacituzumab govitecan; further build its clinical and manufacturing infrastructure and fund its operations through 2020.

Conference Call
The Company will host a conference call and live audio webcast today at 8:00 a.m. Eastern Time to discuss first quarter 2019 financial results and provide a corporate update. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 5357619. The conference call will be webcast via the Investors page on the Company’s website at https://immunomedics.com/investors/. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company’s website for approximately 30 days.

Reference

  https://www.nejm.org/doi/full/10.1056/NEJMoa1814213

About Immunomedics
Immunomedics is a clinical-stage biopharmaceutical company developing monoclonal antibody-based products for the targeted treatment of cancer. Immunomedics’ corporate objective is to become a fully-integrated biopharmaceutical company and a leader in the field of antibody-drug conjugates. For additional information on the Company, please visit its website at https://immunomedics.com/. The information on its website does not, however, form a part of this press release.

Cautionary note regarding forward-looking statements
This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding expectations for the timing or outcome of  our planned resubmission of our BLA for sacituzumab govitecan for the treatment of patients with metastatic triple-negative breast cancer (mTNBC) who have received at least two prior therapies for metastatic disease, and expectations for the related resubmission, the FDA re-inspection of the Company’s manufacturing facility where we manufacture the monoclonal antibody for further manufacture into our antibody-drug-conjugate candidate sacituzumab govitecan, potential approval and commercial launch of sacituzumab govitecan for that indication and the Company’s development of sacituzumab govitecan for additional indications, clinical trials (including the funding therefor, anticipated patient enrollment, trial outcomes, timing or associated costs), regulatory applications and related timelines, including the filing and approval timelines for BLAs, BLA resubmissions, and BLA supplements, out-licensing arrangements, forecasts of future operating results, potential collaborations, capital raising activities, and the timing for bringing any product candidate to market, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, the Company’s reliance on third-party relationships and outsourcing arrangements (for example in connection with manufacturing, logistics and distribution, and sales and marketing) over which it may not always have full control, including the failure of third parties on which the Company is dependent to meet the Company’s business and operational needs for investigational or commercial products and, or to comply with the Company’s agreements or laws and regulations that impact the Company’s business; the Company’s ability to meet pre- or post-approval compliance obligations; imposition of significant post-approval regulatory requirements on our product candidates, including a requirement for a post-approval confirmatory clinical study, or failure to maintain or obtain full regulatory approval for the Company’s product candidates, if received, due to a failure to satisfy post-approval regulatory requirements, such as the submission of sufficient data from a confirmatory clinical study; the uncertainties inherent in research and development; safety and efficacy concerns related to the Company’s products and product candidates; uncertainties in the rate and degree of market acceptance of products and product candidates, if approved; inability to create an effective direct sales and marketing infrastructure or to partner with third parties that offer such an infrastructure for distribution of the Company’s product candidates, if approved; inaccuracies in the Company’s estimates of the size of the potential markets for the Company’s product candidates or limitations by regulators on the proposed treatment population for the Company’s products and product candidates; decisions by regulatory authorities regarding labeling and other matters that could affect the availability or commercial potential of the Company’s products and product candidates; the Company’s dependence on business collaborations or availability of required financing from capital markets, or other sources on acceptable terms, if at all, in order to further develop our products and finance our operations; new product development (including clinical trials outcome and regulatory requirements/actions); the risk that we or any of our collaborators may be unable to secure regulatory approval of and market our drug candidates; risks associated with litigation to which the Company is or may become a party, including the cost and potential reputational damage resulting from such litigation; loss of key personnel; competitive risks to marketed products; and the Company’s ability to repay its outstanding indebtedness, if and when required, as well as the risks discussed in the Company’s filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:
Dr. Chau Cheng
(862) 260-3727
ccheng@immunomedics.com

Media Contact:
Lauren Wood
(862) 260-3631
lwood@immunomedics.com

IMMUNOMEDICS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)
	March 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash and cash equivalents	$437,935	$492,860
Marketable securities	4,741	4,941
Prepaid expenses	4,868	5,354
Other current assets	1,313	1,348
	448,857	504,503

Property and equipment, net	35,448	23,469
Other long-term assets	269	68

	$484,574	$528,040

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Accounts payable and accrued expenses	$53,926	$31,722
Liability related to sale of future royalties - current	2,657	-
Lease liability - current	298	-
Convertible senior notes - net	7,068	7,055
Liability related to sale of future royalties - non-current	228,600	221,295
Other long-term liabilities	10,221	2,119
Stockholders' equity (deficit)	181,804	265,849

	$484,574	$528,040

Consolidated Statements of Operations
(in thousands)

	Three Months Ended
	March 31,
	2019	2018

Revenues:
Product sales	$-	$450
License fee and other revenues	-	15
Research & development	-	17
Total Revenues	$-	$482

Costs and Expenses:
Costs of goods sold	-	47
Research and development	58,172	28,843
Sales and marketing	7,881	2,366
General and administrative	13,595	6,854
Costs and Expenses	79,648	38,110
Operating Loss	(79,648)	(37,628)
Changes in fair market value of warrant liabilities	-	9,835
Interest expense	(9,959)	(10,900)
Interest and other income	2,203	1,130
Insurance reimbursement	-	1,930
Foreign currency transaction gain, net	-	75
Loss before income tax	(87,404)	(35,558)
Income tax (expense) benefit	-	-
Net Loss	(87,404)	(35,558)
Less Net Loss attributable to noncontrolling interest	(67)	(12)
Net Loss attributable to Immunomedics, Inc. stockholders	$(87,337)	$(35,546)

Net Loss per Common Share attributable to Immunomedics, Inc. stockholders (basic and diluted):	$(0.46)	$(0.21)

Weighted average number of common shares
outstanding (basic and diluted):	191,052	166,054